Exhibit 10.1

CENTRAL FEDERAL CORPORATION

2009 EQUITY COMPENSATION PLAN

This is the Central Federal Corporation 2009 Equity Compensation Plan. This plan document supersedes the prior Third Amended and Restated Central Federal Corporation 2003 Equity Compensation Plan. Upon approval by the Holding Company’s shareholders, this Plan shall amend the Third Amended and Restated Central Federal Corporation 2003 Equity Compensation Plan to immediately terminate the right to make additional grants under such 2003 plan.

1.	DEFINITIONS

(a)	“Affiliate” means any “parent corporation” or “subsidiary corporation” of the Holding Company, as such terms are defined in Sections 424(e) and 424(f) of the Code.

(b)	“Award” means, individually or collectively, a grant under the Plan of Non-Statutory Stock Options, Incentive Stock Options, Stock Appreciation Rights and Restricted Stock Awards.

(c)	“Bank” means CFBank and includes any of its wholly owned subsidiaries.

(d)	“Board of Directors” means the board of directors of the Holding Company.

(e)	“Change in Control” means with respect to the Bank or the Holding Company, an event of a nature that:

(i)	would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(ii)	results in a Change in Control of the Holding Company or the Bank within the meaning of the Home Owner’s Loan Act of 1933, as amended, or the Federal Deposit Insurance Act and the Rules or Regulations promulgated by the Office of Thrift Supervision (the “OTS”) (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or

(iii)	without limitation, such a Change in Control shall be deemed to have occurred at such time as:

(A)	any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 20% or more of the Bank’s or the Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Holding Company or its Subsidiaries; or

(B)	individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by a Nominating Committee solely composed of members who are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or

(C)	a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs or is effectuated in which the Bank or Holding Company is not the resulting entity; or

(D)	a proxy statement has been distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company shall be distributed; or

(E)	a tender offer is made for 20% or more of the voting securities of the Bank or Holding Company then outstanding.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan, which committee shall consist of three or more members of the Board, each of whom is both a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of such term as contained in applicable regulations interpreting Section 162(m) of the Code; provided, however, that with respect to the application of the Plan to Awards made to Directors, “Committee” means the Board. To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance with such requirements shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

(h)	“Common Stock” means the common stock of the Holding Company, par value $.01 per share.

(i)	“Disability” means any mental or physical condition with respect to which the Participant qualifies for and receives benefits under a long-term disability plan of the Holding Company or an Affiliate, or in the absence of such a long-term disability plan or coverage under such a plan, “Disability” shall mean a physical or mental condition which, in the sole discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent the Participant from fulfilling his duties or responsibilities to the Holding Company or an Affiliate. In the case of Incentive Stock Options, “Disability” has the meaning set forth in Code Section 22(e)(3).

(j)	“Effective Date” of this Central Federal Corporation 2009 Equity Compensation Plan means March 19, 2009.

(k)	“Employee” means any person employed by the Holding Company or an Affiliate. Directors who are also employed by the Holding Company or an Affiliate shall be considered Employees under the Plan.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)	“Exercise Price” means the price at which an individual may purchase a share of Common Stock pursuant to an Option.

(n)	“Fair Market Value” means the market price of Common Stock, determined by the Committee as follows:

(i)	If the Common Stock was traded on the date in question on the Nasdaq® Stock Market, then the Fair Market Value shall be equal to the closing price reported for such date;

(ii)	If the Common Stock was traded on a stock exchange for the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

(iii)	If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith by reasonable application of a reasonable valuation method, considering any and all information the Committee determines relevant, consistent with Code Section 409A and Treasury Regulations thereunder.

The Committee’s determination of Fair Market Value shall be conclusive and binding on all persons.

(o)	“Holding Company” means Central Federal Corporation (formerly Grand Central Financial Corp.) and any entity which succeeds to the business of Central Federal Corporation.

(p)	“Incentive Stock Option” means a stock option granted under the Plan that is intended to meet the requirements of Section 422 of the Code.

(q)	“Named Executive” means any individual who is either the chief executive officer of the Holding Company (or is acting in such capacity), the principal financial officer of the Holding Company (or is acting in such capacity), or is among the three most highly compensated officers of the Holding Company (other than the chief executive officer, and other than the principal financial officer unless the smaller reporting companies rules apply), has compensation which is required to be reported to shareholders under the Exchange Act, and whose compensation is subject to the deduction limits of Code Section 162(m) from time to time; provided that, for purposes of compliance with the Troubled Asset Relief Program requirements, Named Executives will be identified under the Troubled Asset Relief Program regulations and guidance, and there will be at least five Named Executives.

(r)	“Non-Statutory Stock Option” means any stock option granted to an individual under the Plan that does not qualify as an Incentive Stock Option.

(s)	“Option” means an Incentive Stock Option or a Non-Statutory Stock Option.

(t)	“Outside Director” means a member of the board(s) of directors of the Holding Company or an Affiliate who is not also an Employee of the Holding Company or an Affiliate.

(u)	“Participant” means any Employee or Outside Director who was granted an Option, SAR or Restricted Stock Award under the Plan.

(v)	“Plan” means this Central Federal Corporation 2009 Equity Compensation Plan.

(w)	“Restricted Stock Award” means an Award of restricted stock granted to an individual pursuant to Section 8 of the Plan.

(x)	“Retirement” with respect to an Employee means, except as otherwise provided in an Award Agreement, retirement from employment with the Holding Company or an Affiliate in accordance with the then current retirement policies of the Holding Company or Affiliate, as applicable. “Retirement” with respect to an Outside Director means the termination of service from the board(s) of directors of the Holding Company and any Affiliate following written notice to such board(s) of directors of the Outside Director’s intention to retire.

(y)	“Stock Appreciation Right” or “SAR” means a right to a payment provided in accordance with Section 7 of the Plan.

(z)

“Termination for Cause” shall mean, in the case of an Outside Director, removal from the board(s) of directors of the Holding Company and its Affiliates in accordance with the applicable by-laws of the

Holding Company and its Affiliates or, in the case of an Employee, as defined under any employment agreement with the Holding Company or an Affiliate; provided, however , that if no employment agreement exists with respect to the Employee, Termination for Cause shall mean termination of employment because of a material loss to the Holding Company or an Affiliate, as determined by and in the sole discretion of the Board of Directors or its designee(s), or a termination of employment because of a material violation of Holding Company or Bank policies or code of conduct.

2.	PURPOSE

The purpose of this Plan is to:

(a)	provide the Holding Company with the ability to continue using Common Stock as a means to attract and retain Employees and Outside Directors;

(b)	provide Participants with additional incentives to use their best efforts toward the success of the Holding Company and its Affiliates; and

(c)	align the financial interests of Participants with the interests of the Holding Company’s shareholders.

3.	ELIGIBILITY

(a)	Incentive Stock Options may be granted to any individual who, at the time the Incentive Stock Option is granted, is an Employee.

(b)	Non-Qualified Stock Options may be granted to Employees and Outside Directors.

(c)	Stock Appreciation Rights may be granted to Employees and Outside Directors.

(d)	Restricted Stock Awards may be granted to Employees and Outside Directors.

4.	ADMINISTRATION

(a)	The Committee shall administer the Plan.

(b)	The Committee shall:

(i)	select the individuals who are to receive grants of Awards under the Plan;

(ii)	determine the type, number, vesting requirements and other features and conditions of Awards made under the Plan;

(iii)	interpret the Plan and Award Agreements (as defined below); and

(iv)	make all other decisions related to the operation of the Plan.

In granting Awards under the Plan, the Committee shall consider recommendations of the Chief Executive Officer. The Committee shall adopt any rules or guidelines that it deems appropriate to implement and administer the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

(c)

Each Award granted under the Plan shall be evidenced by a written agreement (“Award Agreement”). Each Award Agreement shall constitute a binding contract between the Holding Company or an Affiliate and the Award holder, and every Award holder, upon acceptance of an Award Agreement, shall be bound by the terms and restrictions of the Plan and the Award Agreement. The terms of each Award Agreement shall be set in accordance with the Plan, but each Award Agreement may also include any additional provisions and restrictions determined by the Committee, including, without limitation, a condition that the granting of an Award is subject to the surrender for cancellation of any or all outstanding Awards held by the Participant, provided that any surrender shall be considered a substitution under Section 409A and provisions can be different only to the extent that the original option could have been amended to include such provision. In particular, and at a minimum, the Committee shall set forth in each Award Agreement:

(i)	the type of Award granted;

(ii)	the Exercise Price of any Option or base price of any SAR;

(iii)	the number of shares subject to the Award;

(iv)	the expiration date of the Award;

(v)	the manner, time and rate (cumulative or otherwise) of exercise or vesting of the Award; and

(vi)	the restrictions, if any, placed on the Award, or upon shares which may be issued upon the exercise or vesting of the Award.

The Chairman of the Committee and such Outside Directors and Employees as shall be designated by the Committee are hereby authorized to execute Award Agreements on behalf of the Holding Company or an Affiliate and to cause them to be delivered to the recipients of Awards granted under the Plan.

(d)	The Committee may delegate all authority for the determination of forms of payment to be made or received by the Plan and for the execution of any Award Agreement. The Committee may rely on the descriptions, representations, reports and estimates provided to it by the management of the Holding Company or an Affiliate for determinations to be made pursuant to the Plan.

(e)	Grants shall not be deemed made or the Fair Market Value of the underlying Awards determined, until (i) written action is unanimously signed or (ii) a Committee resolution is duly adopted at a meeting called in conformance with the rules governing the Committee’s operation, or (iii) where the authority to serve as the Committee has been delegated, when any paper or electronic writing by the delegatee listing the material terms of the grants (i.e, at least the names of Participants and amount and type of Awards to be granted to each), is delivered to Company personnel responsible for the prompt preparation of Award Agreements, for purposes of directing the prompt preparation of Award Agreements using the Fair Market Value at the close of the market on the date of that Committee action. The grant must be promptly communicated to Participants.

5.	STOCK SUBJECT TO THE PLAN

(a)	Subject to adjustment as provided in Section 13 of the Plan, the number of shares reserved for Awards under the Plan is 1,000,000, plus the number of remaining shares reserved for issuance under the 2003 Equity Compensation Plan on the date Holding Company shareholders approve this Plan, and will include any shares that are subject to grants under the 2003 Equity Compensation Plan that are later forfeited or expire. The following limits also apply with respect to Awards granted under the Plan:

(i)	The maximum number of shares of Common Stock that may be issued in the form of Incentive Stock Options granted under the Plan is 1,000,000, or the full number of shares of Common Stock available under (a) less the number of shares of Common Stock issued pursuant to Non-Statutory Stock Options and Restricted Stock Awards.

(ii)	The maximum number of shares of Common Stock that may be delivered pursuant to Restricted Stock Awards granted under the Plan is 1,000,000.

(iii)	The maximum number of shares of Common Stock that may be subject to all Options and SARs granted under the Plan to any one Participant during a calendar year is 500,000.

(b)	The shares of Common Stock issued under the Plan may be either authorized but unissued shares or authorized shares previously issued and acquired or reacquired by the Holding Company. Shares underlying outstanding Awards will be unavailable for any other use, including future grants under the Plan, except that, to the extent the Awards terminate, expire or are forfeited without vesting or having been exercised or paid, such expired, forfeited or unexercised awards will not be counted toward the award limits stated above, and new Awards may be granted with respect to these shares subject to the limitations set forth in this Section 5, except as otherwise provided for 162(m) purposes.

(c)	To the extent that an Award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. Shares of Common Stock that are exchanged by a Participant or withheld by the Holding Company as full or partial payment in connection with any Award under this Plan, as well as any shares exchanged by a Participant or withheld by the Holding Company to satisfy the tax withholding obligations related to any Award under this Plan, will not be counted toward the award limits stated above and shall be available for subsequent Awards under this Plan.

6.	OPTIONS

The Committee may, subject to the limitations of this Plan and the availability of shares of Common Stock reserved but not previously awarded under the Plan, grant Options to Employees and outside directors, subject to terms and conditions as it may determine, to the extent that such terms and conditions are consistent with the following provisions:

(a)	Exercise Price. The Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant.

(b)	Terms of Options. In no event may an individual exercise an Option, in whole or in part, more than ten (10) years from the date of grant.

(c)	Non-Transferability. Unless otherwise determined by the Committee in accordance with this Section 6(c), an individual may not transfer, assign, hypothecate, or dispose of an Option in any manner, other than by will or the laws of intestate succession. The Committee may, however, in its sole discretion, permit transfer or assignment of a Non-Statutory Stock Option or SAR, if it determines that the transfer or assignment is for valid estate planning purposes and is permitted under the Code and Rule 16b-3 of the Exchange Act. For purposes of this Section 6(c), a transfer for valid estate planning purposes includes, but is not limited to, transfers:

(i)	to a revocable inter vivos trust, as to which an individual is both settlor and trustee; or

(ii)	for no consideration to:

(A)	any member of the individual’s Immediate Family;

(B)	a trust solely for the benefit of members of the individual’s Immediate Family;

(C)	any partnership whose only partners are members of the individual’s Immediate Family; or

(D)	any limited liability corporation or other corporate entity whose only members or equity owners are members of the individual’s Immediate Family.

For purposes of this Section 6(c), “Immediate Family” includes, but is not necessarily limited to, an individual’s parents, grandparents, spouse, children, grandchildren, siblings (including half brothers and sisters), and individuals who are family members by adoption. Nothing contained in this Section 6(c) shall be construed to require the Committee to approve the transfer or assignment of any Non-Statutory Stock Option, in whole or in part. Receipt of the Committee’s approval to transfer or assign a Non-Statutory Stock Option, in whole or in part, does not mean that the Committee must approve a transfer or assignment of any other Non-Statutory Stock Option, or portion thereof. The transferee or assignee of any Non-Statutory Stock Option shall be subject to all terms and conditions applicable to the Option immediately prior to transfer or assignment, and shall remain subject to any other conditions proscribed by the Committee with respect to the Option.

(d)	Special Rules for Incentive Stock Options. Notwithstanding foregoing provisions, the following rules apply to the grant of Incentive Stock Options:

(i)	If an Employee owns or is treated as owning, for purposes of Section 422 of the Code, Common Stock representing more than ten percent (10%) of the total combined voting securities of the Holding Company at the time the Committee grants the Incentive Stock Option (a “10% Owner”), the Exercise Price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant.

(ii)	An Incentive Stock Option granted to a 10% Owner shall not be exercisable more than five (5) years from the date of grant.

(iii)	To the extent the aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Employee during any calendar year, under the Plan or any other stock option plan of the Holding Company, exceeds $100,000, or such higher value as may be permitted under Section 422 of the Code, Options in excess of the limit shall be treated as Non-Statutory Stock Options. Fair Market Value shall be determined as of the date of grant for each Incentive Stock Option.

(iv)	Each Award Agreement for an Incentive Stock Option shall require the individual to notify the Committee within ten (10) days of any disposition of shares of Common Stock under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions).

(v)	Incentive Stock Options exercised more than three (3) months following the date an Employee terminates employment (for reasons other than death or Disability) will be treated as Non-Statutory Stock Options. In the event employment is terminated due to death or Disability, Incentive Stock Options will remain exercisable for one (1) year from the date the Employee terminates employment.

(e)	Acceleration Upon a Change in Control. Upon a Change in Control, all Options held by an individual as of the date of the Change in Control shall immediately become exercisable and shall remain exercisable until the expiration of the Option term.

(f)	Termination of Employment or Service. The following rules apply upon the termination of a Participant’s employment or other service:

(i)	In General. Unless the Committee determines otherwise, upon termination of employment or service for any reason other than Retirement, Disability or death, or Termination for Cause, a Participant may exercise only those Options that were immediately exercisable by the Participant at the date of termination, and only for a period of three (3) months from the date of termination, or, if sooner, until the expiration of the Option term.

(ii)	Retirement. Unless the Committee determines otherwise, upon a Participant’s Retirement, the Participant may exercise only those Options that were immediately exercisable by the Participant at the date of Retirement, and only for a period of one (1) year from the date of Retirement, or, if sooner, until the expiration of the Option term. Incentive Stock Options exercised more than three (3) months following a Participant’s Retirement date will be treated as Non-Statutory Stock Options for tax purposes.

(iii)	Disability or Death. Unless the Committee determines otherwise, upon termination of a Participant’s employment or service due to Disability or death, all Options shall become immediately exercisable and shall remain exercisable for a period of one (1) year from the date of termination, or, if sooner, until the expiration of the Option term.

(iv)	Termination for Cause. Unless the Committee determines otherwise, upon Termination for Cause, all rights to a Participant’s Options shall expire immediately upon the effective date of Termination for Cause.

7.	STOCK APPRECIATION RIGHTS

An SAR shall provide a Participant with the right to receive a payment, in Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the Fair Market Value of a share of Common Stock on the date the SAR was granted (the “base price”) as set forth in the applicable Award Agreement, provided, however, that, in the case of an SAR granted simultaneously with or added to an Option, the base price shall be the Fair Market Value of a share of Common Stock on the date such Option was granted. The maximum term of an SAR shall be ten (10) years or the shorter period of the Option if granted as part of an Option.

(a)	Termination of Employment or Service. The following rules apply upon the termination of a Participant’s employment or other service:

(i)	In General. Unless the Committee determines otherwise, upon termination of employment or service for any reason other than Retirement, Disability or death, or Termination for Cause, a Participant may exercise only those SARs that were immediately exercisable by the Participant at the date of termination, and only for a period of three (3) months from the date of termination, or, if sooner, until the expiration of the SAR term.

(ii)	Retirement. Unless the Committee determines otherwise, upon a Participant’s Retirement, the Participant may exercise only those SARs that were immediately exercisable by the Participant at the date of Retirement, and only for a period of one (1) year from the date of Retirement, or, if sooner, until the expiration of the SAR term.

(iii)	Disability or Death. Unless the Committee determines otherwise, upon termination of a Participant’s employment or service due to Disability or death, all SARs shall become immediately exercisable and shall remain exercisable for a period of one (1) year from the date of termination, or, if sooner, until the expiration of the SAR term.

(iv)	Termination for Cause. Unless the Committee determines otherwise, upon Termination for Cause, all rights to a Participant’s SARs shall expire immediately upon the effective date of Termination for Cause.

(b)	Acceleration Upon a Change in Control. Upon a Change in Control, all SARs held by an individual as of the date of the Change in Control shall immediately become exercisable and shall remain exercisable until the expiration of the SAR term.

(c)	Determination of Number of Shares Issuable Upon Exercise of an SAR. The number of shares of Common Stock issuable upon the exercise of an SAR shall be determined by dividing:

(i)	the number of shares of Common Stock for which the SAR is exercised multiplied by the amount of appreciation per share of Common Stock (for this purpose the “appreciation per share of Common Stock” shall be equal to the amount by which the Fair Market Value of a share of Common Stock on the date that the SAR is exercised exceeds the base price of the SAR)

by

(ii)	the Fair Market Value of a share of Common Stock on the date that the SAR is exercised.

Unless an Award Agreement provides that any fractional shares shall be rounded down and forfeited, the Participant will receive cash in lieu of fractional shares.

8.	RESTRICTED STOCK AWARDS

The Committee may make grants of Restricted Stock Awards, which shall consist of the grant of some number of shares of Common Stock to an individual upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

(a)	Grants of Stock. Restricted Stock Awards may only be granted in whole shares of Common Stock.

(b)	Non-Transferability. Except to the extent permitted by the Code, the rules promulgated under Section 16(b) of the Exchange Act or any successor statutes or rules:

(i)	The recipient of a Restricted Stock Award grant shall not sell, transfer, assign, pledge, or otherwise encumber shares subject to the grant until full vesting of such shares has occurred. For purposes of this section, the separation of beneficial ownership and legal title through the use of any “swap” transaction is deemed to be a prohibited encumbrance.

(ii)	Unless determined otherwise by the Committee and except in the event of the Participant’s death or pursuant to a domestic relations order, a Restricted Stock Award grant is not transferable and may be earned in his or her lifetime only by the individual to whom it is granted. Upon the death of a Participant, a Restricted Stock Award grant is transferable by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.

(iii)	If the recipient of a Restricted Stock Award is subject to the provisions of Section 16 of the Exchange Act, shares of Common Stock subject to the grant may not, without the written consent of the Committee (which consent may be given in the Award Agreement), be sold or otherwise disposed of within six (6) months following the date of grant.

(c)	Acceleration of Vesting Upon a Change in Control. Upon a Change in Control, all Restricted Stock Awards held by a Participant as of the date of the Change in Control shall immediately become vested and any further restrictions shall lapse.

(d)	Acceleration of Vesting Upon Retirement Eligibility. The Committee may provide in a Restricted Stock Award Agreement that a Participant shall be vested upon meeting any service, age or other eligibility requirements for Retirement (other than the requirement that employment terminate). If the Committee does not so provide, neither the Participant’s termination of employment nor eligibility for Retirement will cause the Participant to vest in Restricted Stock Awards.

(e)	Termination of Employment or Service. The following rules will govern the treatment of a Restricted Stock Award upon the termination of a Participant’s termination of employment or other service:

(i)	In General. Unless the Committee determines otherwise, upon the termination of a Participant’s employment or service for any reason other than Disability or death, or Termination for Cause, any Restricted Stock Award in which the Participant has not become vested as of the date of such termination shall be forfeited and any rights the Participant had to such Restricted Stock Award shall become null and void.

(ii)	Retirement. Unless the Committee determines otherwise, upon a Participant’s Retirement, any Restricted Stock Award in which the Participant has not become vested as of the date of Retirement shall be forfeited and any rights the individual had to such unvested Restricted Stock Award shall become null and void.

(iii)	Disability or Death. Unless otherwise determined by the Committee, in the event of a termination of a Participant’s service due to Disability or death, all unvested Restricted Stock Awards held by such Participant shall immediately vest as of the date of such termination.

(iv)	Termination for Cause. Unless otherwise determined by the Committee, in the event of a Participant’s Termination for Cause, all Restricted Stock Awards in which the Participant had not become vested as of the effective date of such termination shall be forfeited and any rights the Participant had to such unvested Restricted Stock Awards shall become null and void.

(f)	Issuance of Certificates. Common Stock for Restricted Stock Awards shall be delivered to the Participant reasonably promptly after the date of grant either by book-entry registration or by delivering to the Participant or a custodian or escrow agent (including, without limitation, the Company or one of its employees) designated by the Committee a stock certificate, registered in the name of the Participant to whom the Restricted Stock Award was granted, evidencing such shares; provided, however, that the Holding Company shall not cause a stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Central Federal Corporation 2009 Equity Compensation Plan entered into between the registered owner of such shares and Central Federal Corporation or its Affiliates. A copy of the Plan and Award Agreement is on file in the office of the Corporate Secretary of Central Federal Corporation, 2923 Smith Road, Fairlawn, Ohio 44333.

This legend shall not be removed until the individual becomes vested in such shares pursuant to the terms of the Plan and Award Agreement. Each certificate issued pursuant to this Section 8(e) shall be held by the Holding Company or its Affiliates, unless the Committee determines otherwise.

(g)	Treatment of Dividends. Participants are entitled to all dividends and other distributions declared and paid on Common Stock with respect to all shares of Common Stock subject to a Restricted Stock Award, from and after the date such shares are awarded. The Participant shall not be required to return any such dividends or other distributions to the Holding Company in the event of forfeiture of the Restricted Stock Award.

(h)	Voting of Restricted Stock Awards. Participants who are granted Restricted Stock Awards are entitled to vote or to direct the Plan trustee to vote, as the case may be, all unvested shares of Common Stock subject to the Restricted Stock Award.

(i)	Code Section 162(m) Provisions. Notwithstanding any other provision of the Plan, if the Committee determines, at the time an Award is granted to a Participant who is likely to be a Named Executive, that the Holding Company’s tax deduction could be limited under Code Section 162(m), then the Committee may provide that this Section is applicable to such Award.

(i)

Performance Criteria. If an Award is subject to this Section, then the lapsing of restrictions thereon and the distribution of Common Stock pursuant thereto, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one of or any combination of the following

“performance criteria” for the Company as a whole or any business unit of the Company, as reported or calculated by the Company: (i) earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis); (ii) return on equity; (iii) return on assets; (iv) revenues; (v) expenses or expense levels; (vi) one or more operating ratios; (vii) stock price; (viii) stockholder return; (ix) market share; (x) cash flow; (xi) capital expenditures; (xii) net borrowing, debt leverage levels, credit quality or debt ratings; (xiii) the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; (xiv) net asset value per share; or (xv) economic value added (together, the “Performance Criteria”). Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate, division or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Committee over a specified performance period that shall not be shorter than one year and otherwise within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m), or any successor provision thereto, and the regulations thereunder. Requirements shall be established in writing by the Committee based on one or more performance goals as set forth in this Section 10(a) not later than 90 days after commencement of the performance period with respect to such Award, provided that the outcome of the performance in respect of the goals remains substantially uncertain as of such time and the material terms of the performance goals are disclosed to and approved by the Holding Company shareholders before the compensation is paid.

(ii)	Adjustment Of Awards. Notwithstanding any provision of the Plan to the contrary, with respect to any Award that is subject to this Section and intended to continue to be subject to this Section, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or Disability of the Named Executive or upon a Change in Control.

9.	METHOD OF EXERCISING OPTIONS

Subject to any applicable Award Agreement, an individual may exercise any Option, in whole or in part, at such time or times as the Committee specifies in the Award Agreement. The individual may make payment of the Exercise Price in such form or forms as the Committee specifies in the Award Agreement, including, without limitation, payment by delivery of cash, Common Stock or a cashless exercise with a qualified broker, or, if a SAR has been granted in tandem with an Option, the individual may make payment by electing to utilize the SAR and have some or all of the exercise price paid by withholding of shares. Any Common Stock used in full or partial payment of the Exercise Price shall be valued at the Fair Market Value of the Common Stock on the date of exercise. Delivery by the Holding Company of the shares as to which an Option has been exercised shall be made to the person exercising the Option or the designee of such person. If so provided by the Committee upon grant of the Option, the shares received upon exercise may be subject to certain restrictions upon subsequent transfer or sale by the Participant. In the event the Exercise Price is to be paid in full or in part by surrender of Common Stock, in lieu of actual surrender of shares of Common Stock the Holding Company may waive such surrender and instead deliver to or on behalf of the Participant a number of shares equal to the total number of shares as to which the Option is then being exercised less the number of shares which would otherwise have been surrendered by the Participant to the Holding Company.

10.	TERMS AND CONDITIONS OF ALL AWARDS

(a)	TARP Program Compliance. Notwithstanding any provisions of this Plan or any Award Agreement under the Plan or under any other contract, for each fiscal year during any part of which the Holding Company or Bank has participated in the Troubled Assets Relief Program (“TARP”) Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008, Division A of Public Law 110-343 (“EESA”):

(i)	the Holding Company and Bank shall review the Plan to ensure that the compensation under this Plan and the Award Agreements hereunder excludes incentives for the Named Executives to take unnecessary risks that threaten the value of the Holding Company or Bank during the period that the Secretary of the Treasury holds an equity or debt position in the Holding Company or Bank;

(ii)	a Named Executive must repay, and the Holding Company and Bank must recover, any bonus or incentive compensation paid to a Named Executive under the Plan and the Award Agreements hereunder based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate, or any other materially inaccurate performance metric criteria, and every Award Agreement under the Plan will be required to have these provisions apply to it;

(iii)	the Holding Company and Bank will not make any golden parachute payment (as defined in the October Interim Final Rule set out in 31 CFR Part 30 on October 20, 2008, or later guidance under EESA) to its Named Executives under the Plan during the period the Secretary holds an equity or debt position in the Holding Company or Bank (i.e., no payments of over three times base compensation that are triggered by a change in control or by a termination of employment that is involuntary, or in connection with bankruptcy filing or insolvency, will be made to an Named Executive), and any amount that would be paid but for this Section 10(a)(iii) will be forfeited on the date it would otherwise have been paid, unless the Committee determines otherwise consistent with the TARP rules; and

(iv)	the Holding Company or Bank will not claim a deduction for federal income tax purposes for remuneration under the Plan that would not be deductible if 26 U.S.C. 162(m)(5) were to apply to the Holding Company or Bank (i.e., no deduction will be claimed for compensation over $500,000 paid to any Named Executive).

The provisions in this Section 10 are intended to ensure compliance by the Holding Company and the Bank with all the requirements for TARP participants and all of the guidance and rules promulgated under EESA, and these restrictions will only apply to Awards to the extent required by EESA and the guidance and rules promulgated thereunder. The Holding Company and the Bank will comply with all applicable requirements of TARP and these provisions are to be interpreted and applied as the rules and guidance for TARP require.

The Board of Directors shall adopt additional policies to apply benefits restrictions or other rules to the Plan if required by any TARP guidance, and any such policies are not subject to shareholder approval under Section 17 of the Plan. Any such policy will be considered part of the terms of the Plan from the effective date of adoption.

(b)	Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Award not specifically permitted by the Plan or the Award Agreement shall be null and void and without effect. All Awards granted to a Participant shall be exercisable during his lifetime only by such Participant, or if applicable, a permitted transferee; provided, however, that in the event of a Participant’s legal incapacity, an Award may be exercised by his guardian or legal representative.

11.	RIGHTS OF INDIVIDUALS

No individual shall have any rights as a shareholder with respect to any shares of Common Stock covered by a grant under this Plan until the date of book-entry registration or issuance of a stock certificate for such Common Stock. Nothing contained in this Plan or in any Award Agreement confers on any person the right to continue in the employ or service of the Holding Company or an Affiliate or interferes in any way with the right of the Holding Company or an Affiliate to terminate an individual’s services.

12.	DESIGNATION OF BENEFICIARY

With the Committee’s consent, an individual may designate a person or persons to receive, upon the individual’s death, any Award to which the individual would then be entitled. This designation shall be made upon forms supplied by, or otherwise acceptable to, and delivered to the Holding Company. A designation of beneficiary may be revoked in writing. If an individual fails to effectively designate a beneficiary, the individual’s estate shall be deemed to be the beneficiary for purposes of the Plan.

13.	DILUTION AND OTHER ADJUSTMENTS

In the event of any change in the outstanding shares of Common Stock, by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or any other increase or decrease in such shares, without receipt or payment of consideration by the Holding Company, or in the event an extraordinary capital distribution is made, the Committee may make adjustments to previously granted Awards, to prevent dilution, diminution, or enlargement of the rights of individuals, including any or all of the following:

(a)	adjustments in the aggregate number or kind of shares of Common Stock or other securities that may underlie future Awards under the Plan;

(b)	adjustments in the aggregate number or kind of shares of Common Stock or other securities that underlie Awards already made under the Plan; and

(c)	adjustments in the Exercise Price of outstanding Options or base price of outstanding SARs.

Any adjustment of an Award under this Section shall be made in such a manner so as not to constitute a modification within the meaning of Section 424(h) of the Code (even though such section may not otherwise be applicable). All Awards under this Plan shall be binding upon any successors or assigns of the Holding Company.

14.	TAXES

Under this Plan, whenever cash or shares of Common Stock are to be delivered, the Committee is entitled to require as a condition of delivery that:

(a)	the individual remit an amount sufficient to satisfy all related federal, state, and local withholding tax requirements;

(b)	the withholding of such sums may come from compensation otherwise due to the individual or from shares of Common Stock due to the individual under this Plan; or

(c)	any combination of (a) and (b), above; provided, however, that no amount shall be withheld from any cash payment or shares of Common Stock related to an Option transferred by the individual in accordance with this Plan.

15.	NOTIFICATION UNDER SECTION 83(b)

The Committee can prohibit or require that an individual, within 30 days of the grant of an Award, make the election permitted under Section 83(b) of the Code, and the individual shall notify the Committee of the election within ten (10) days of filing notice of the election with the Internal Revenue Service. This requirement is in addition to any filing and notification required under the regulations issued under the authority of Section 83(b) of the Code.

16.	CHANGE IN CONTROL

In the event of a Change of Control, each outstanding Option or SAR may be assumed or an equivalent option or right shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation. If such successor corporation does not agree to assume the outstanding Options or to substitute equivalent options or rights, then each Option, at the direction and discretion of the Committee:

(a)	may (subject to such conditions, if any, as the Committee deems appropriate under the circumstances) be cancelled unilaterally by the Holding Company in exchange for (a) a transfer to such Participant of the number of whole shares of Common Stock, if any, equal in Fair Market Value to the then-difference between the exercise price of the Option or SAR and the Fair Market Value of the Common Stock issuable upon the Option’s or SAR’s exercise, or (b) a cash payment equal to the then-difference between the exercise price of the Option or SAR and the Fair Market Value of the Common Stock issuable upon the Option’s or SAR’s exercise.

(b)	may be cancelled unilaterally by the Holding Company if the exercise price equals or exceeds the Fair Market Value of a share of Common Stock on a date set by the Board of Directors.

17.	AMENDMENT OF THE PLAN AND AWARD GRANTS

(a)	Except as provided in paragraph (c) of this Section 17, the Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, prospectively or retroactively; provided, however, that provisions governing grants of Incentive Stock Options shall be submitted for shareholder approval to the extent required by law, regulation, or otherwise. Failure to ratify or approve amendments or modifications by shareholders shall be effective only as to the specific amendment or modification requiring shareholder ratification or approval. Other provisions of this Plan shall remain in full force and effect. No termination, modification, or amendment of this Plan may adversely affect the rights of an individual under an outstanding Award without the written permission of the affected individual.

(b)	Except as provided in paragraph (c) of this Section 17, the Committee may amend any Award Agreement, prospectively or retroactively; provided, however, that no amendment shall adversely affect the rights of an individual under an outstanding Award Agreement without the written consent of the affected individual.

(c)	In no event shall the Board of Directors amend the Plan or shall the Committee amend an Award Agreement in any manner that effectively:

(i)	allows any Option to be granted with an Exercise Price below the Fair Market Value of the Common Stock on the date of grant; or

(ii)	allows the Exercise Price of any Option previously granted under the Plan to be reduced after the date of grant; or

(iii)	extends the Option term, unless and until the Committee determines that such extension does not cause the Option to cease to be exempt from Code Section 409A because it does not constitute a deferral of compensation that would subject the Option to the excise taxes provided under Code Section 409A.

(d)	Notwithstanding Section 17 above, no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by a majority of the shareholders of the Company:

(i)	if such amendment or modification increases the maximum number of shares subject to the Plan (except as provided in Section 13) or changes the designation or class of persons eligible to receive Awards under the Plan; or

(ii)	to make any grants of Awards after any change in the granting corporation (for example, by assumption of the Plan by another corporation) or in the definition of Common Stock; or

(iii)	if counsel for the Holding Company determines that such approval is otherwise required by or necessary to comply with applicable law.

(e)

It is intended that Awards granted under the Plan shall be exempt from taxation under Section 409A of the Code unless otherwise determined by the Committee at the time of grant. In that respect the Committee can intend and provide instead that an Award is subject to Section 409A. If an Award is intended to be subject to Section 409A, Participants that are “specified employees” (as defined under Section 409A), shall not begin to be paid or be paid under any Award for six months after separation from service where payment is triggered by that separation, but only to the extent that such Award would otherwise be subject to taxation under Section 409A if no such delay is imposed. The Participant will receive any amounts delayed under this Section in one lump sum payment on the date that is six months after the Participant’s separation from service, unless a different treatment of the six month delay is specifically stated in the Award Agreement.

18.	TERMINATION OF THE PLAN

The right to grant Awards under the Plan will terminate upon the earlier of:

(a)	March 19, 2019, which is ten (10) years after the original Effective Date of the Plan; or

(b)	the issuance of a number of shares of Common Stock pursuant to the exercise of Options and Stock Appreciation Rights and the vesting of Restricted Stock Awards equal to the maximum number of shares reserved under the Plan, as set forth in Section 5. The Board of Directors may suspend or terminate the Plan at any time; provided, however, that, except as otherwise specifically provided hereunder or in an Award Agreement, no such action will adversely affect an individual’s vested rights under a previously granted Award, without the consent of the affected individual.

19.	APPLICABLE LAW

The Plan will be administered in accordance with the laws of the state of Delaware, except to the extent that Federal law is deemed to apply.